RULE NO. 424(b)(5)
                                                  REGISTRATION NO. 333-68747

PROSPECTUS
----------


                            MERRILL LYNCH & CO., INC.
                            TELEBRAS INDEXED CALLABLE
                 PROTECTED GROWTH SM SECURITIES DUE MAY 19, 2005
                             "PROGROS SM SECURITIES"
                          $10 PRINCIPAL AMOUNT PER UNIT



         This prospectus is to be used by Merrill Lynch & Co., Merrill Lynch, Pierce, Fenner & Smith Incorporated, our wholly-owned subsidiary, when making offers and sales related to market-making transactions in the ProGroS Securities.

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


THE PROGROS SECURITIES:                                       PAYMENT AT MATURITY:

o  100% principal protected if held to maturity               o  On the maturity date, for each unit of the ProGroS
                                                                 Securities you own, we will pay you an amount equal to
o  Callable  prior to the  stated  maturity  date by Merrill     the sum of principal amount of each unit and an
   Lynch & Co., Inc.                                             additional amount based on the percentage increase, if
                                                                 any, in the price of an American Depositary Receipt
o  No  payments  before  the  stated  maturity  date  unless     which trades on the NYSE representing the common stock
   called by Merrill Lynch & Co., Inc.                           of Telecommunicacoes Brasileiras S.A. - Telebras and
                                                                 the value of securities, cash or property received by
o  Senior  unsecured debt  securities of Merrill Lynch & Co.,    holders of ADR in  corporate  reorganizations  of
   Inc.                                                          Telebras  over the  term of the  ProGroS Securities.

o  The ProGroS Securities are listed on the American          o  You will receive no less than principal  amount of
   Stock Exchange under the symbol "PGT".                        your ProGroS  Securities.


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               INVESTING IN THE PROGROS SECURITIES INVOLVES RISKS.
                     SEE "RISK FACTORS" BEGINNING ON PAGE 3


        Neither the Securities and Exchange SEC nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                                ----------------

                               MERRILL LYNCH & CO.
                                ----------------

                  The date of this prospectus is June 24, 1999.

"Protected Growth" and "ProGroS" are registered service marks of Merrill Lynch & Co., Inc.

                                TABLE OF CONTENTS

RISK FACTORS..............................................................3

MERRILL LYNCH & CO., INC..................................................8

RATIO OF EARNINGS TO FIXED CHARGES........................................9

DESCRIPTION OF THE PROGROS SECURITIES....................................10

THE TELEBRAS RECEIPT.....................................................22

OTHER TERMS..............................................................23

WHERE YOU CAN FIND MORE INFORMATION......................................26

INCORPORATION OF INFORMATION WE FILE WITH THE SEC........................26

PLAN OF DISTRIBUTION.....................................................27

EXPERTS..................................................................27




                                  RISK FACTORS

     Your investment in the ProGroS Securities will involve risks. You should carefully consider the following discussion of risks before investing in the ProGroS Securities. In addition, you should reach an investment decision with regard to the ProGroS Securities only after consulting with your legal and tax advisers and considering the suitability of the ProGroS Securities in the light of your particular circumstances.

WE MAY CALL THE PROGROS SECURITIES BEFORE THE STATED MATURITY DATE

     We may elect to call all of the ProGroS Securities in the manner and times described in this prospectus. We are likely to call the ProGroS Securities during the month of June 2004 when the secondary market price of the ProGroS Securities is approximately equal to the applicable call price during such period. We can, however, call the ProGroS Securities during the specified periods at our option regardless of the secondary market price of the ProGroS Securities. In the event that we elect to call the ProGroS Securities, you will receive only the relevant call price and no additional amount based on the price of the American Depository Receipt representing Common Stock Telebras or Telebras Receipt.

YOU MAY NOT EARN A RETURN ON YOUR INVESTMENT

     You should be aware that if the ending value of Telebras Receipt determined as described in this prospectus, does not exceed $115.4375 at the stated maturity, you will only receive the principal of your ProGroS Securities. This will be true even if the value of the Telebras Receipt, at some time during the life of the ProGroS Securities was higher than the $115.4375.

     You should compare the features of the ProGroS Securities to other available investments before deciding to purchase the ProGroS Securities. Due to the uncertainty as to whether the ProGroS Securities will earn a return or be called before the stated maturity date, the returns which you may receive with respect to the ProGroS Securities may be higher or lower than the returns available on other investments. You should reach an investment decision only after carefully considering the suitability of the ProGroS Securities in light of your particular circumstances.

YOUR YIELD MAY BE LOWER THAN THE YIELD ON A STANDARD DEBT SECURITY OF COMPARABLE MATURITY

     The amount we pay you at maturity may be less than the return you could earn on other investments. Your yield may be less than the yield you would earn if you bought a standard senior non-callable debt security of ML&Co. with the same stated maturity date. Your investment may not reflect the full opportunity cost to you when you consider the effect of factors that affect the time value of money.

YOUR RETURN WILL NOT REFLECT THE PAYMENT OF DIVIDENDS

     The calculation of the starting and ending values of the Telebras Receipt does not take into consideration the value of dividends paid on the Telebras Receipt, if any. Therefore, the return you earn on the ProGroS Securities, if any, will not be the same as the return that you would earn if you actually owned the Telebras Receipt and received any dividends paid on the common stock of Telebras.

THERE MAY BE AN UNCERTAIN TRADING MARKET FOR THE PROGROS SECURITIES IN THE
FUTURE

     Although the ProGroS Securities are listed on the AMEX under the symbol "PGT", you cannot assume that a trading market will continue to exist for the ProGroS Securities. If a trading market in the ProGroS Securities continues to exist, you cannot assume that there will be liquidity in the trading market. The continued existence of a trading market for the ProGroS Securities will depend on the financial performance and other factors such as the appreciation, if any, of the price of Telebras Receipt.

     If the trading market for the ProGroS Securities is limited, there may be a limited number of buyers if you decide to sell your ProGroS Securities. This may affect the price you receive. Furthermore, it is unlikely that the secondary market price of the ProGroS Securities will correlate exactly with the market price of the Telebras Receipt.

MANY FACTORS AFFECT THE TRADING VALUE OF THE PROGROS SECURITIES; THESE FACTORS INTERRELATE IN COMPLEX WAYS AND THE EFFECT OF ANY ONE FACTOR MAY OFFSET OR MAGNIFY THE EFFECT OF ANOTHER FACTOR

     Our ability to call the ProGroS Securities before the stated maturity date is likely to limit the secondary market price at which the ProGroS Securities will trade. In particular, we expect that the secondary market price of the ProGroS Securities will not exceed the applicable call price because of our ability to call the ProGroS Securities and pay only the call price. We believe that if we did not have the right to call the ProGroS Securities, the secondary market price of the ProGroS Securities would likely be significantly different.

     The trading value of the ProGroS Securities will be affected by factors that interrelate in complex ways. It is important for you to understand that the effect of one factor may offset the increase in the trading value of the ProGroS Securities caused by another factor and that the effect of one factor may magnify the decrease in the trading value of the ProGroS Securities caused by another factor. For example, an increase in U.S. interest rates may offset some or all of any increase in the trading value of the ProGroS Securities attributable to another factor, such as an increase in the value of Telebras Receipt. The following paragraphs describe the expected impact on the market value of the ProGroS Securities given a change in a specific factor, assuming all other conditions remain constant.

     VALUE OF THE TELEBRAS RECEIPT. We expect that the market value of the ProGroS Securities will depend on the amount by which the price of Telebras Receipt exceeds $115.4375, the value of Telebras Receipt on the date the ProGroS Securities were initially priced for sale to the public. If you choose to sell your ProGroS Securities when the price of Telebras Receipt exceeds $115.4375, you may receive substantially less than the amount that would be payable at the stated maturity date based on that price because of the expectation that the price of Telebras Receipt will continue to fluctuate until its final value as described in this prospectus is determined.

     If you choose to sell your ProGroS Securities when the price of Telebras Receipt is below $115.4375, you may receive less than the principal amount of your ProGroS Securities. As a general matter, if dividends are ever paid on Telebras Receipt, a rising dividend rate, i.e., dividends per share, may increase the price of Telebras Receipt while a falling dividend rate may decrease its price. Political, economic and other developments may also affect the price of Telebras Receipt and the value of the ProGroS Securities.

     CHANGES IN THE LEVELS OF U.S. INTEREST RATES AND BRAZILIAN INTEREST RATES ARE EXPECTED TO AFFECT THE TRADING VALUE OF THE PROGROS SECURITIES. We expect that the trading value of the ProGroS Securities will be affected by changes in interest rates. As a general matter during the earlier years of the ProGroS Securities, if U.S. interest rates increase, we expect that the trading value of the ProGroS Securities will decrease and if U.S. interest rates decrease, we expect the trading value of the ProGroS Securities will increase. However, interest rates in Brazil and the U.S. may also affect the economies of Brazil and the U.S. and, in turn, the prices of the reference securities. Rising interest rates may lower the prices of the reference securities and the ProGroS Securities. Falling interest rates may increase the prices of the reference securities and the value of the ProGroS Securities.

     CHANGES IN THE VOLATILITY OF THE REFERENCE SECURITIES ARE EXPECTED TO AFFECT THE TRADING VALUE OF THE PROGROS SECURITIES. Volatility is the term used to describe the size and frequency of market fluctuations. If the volatility of the reference securities increases, we expect that the trading value of the ProGroS Securities will increase. If the volatility of the reference securities decreases, we expect that the trading value of the ProGroS Securities will decrease.

     AS THE TIME REMAINING TO MATURITY OF THE PROGROS SECURITIES DECREASES, THE "TIME PREMIUM" ASSOCIATED WITH THE PROGROS SECURITIES WILL DECREASE. The ProGroS Securities may trade at a value above that which would be expected based on the level of interest rates and the price of the Telebras Receipt. This difference will reflect a "time premium" due to expectations concerning the price of the Telebras Receipt during the period prior to the stated maturity date of the ProGroS Securities. However, as the time remaining to the stated maturity date of the ProGroS Securities decreases, we expect that this time premium will decrease, potentially lowering the trading value of the ProGroS Securities.

     CHANGES IN DIVIDEND YIELDS OF A REFERENCE SECURITY ARE EXPECTED TO AFFECT THE TRADING VALUE OF THE PROGROS SECURITIES. If dividends are ever paid on reference security, the dividend yield that would result would likely to affect the value of the ProGroS Securities. If the dividend yield on a reference security were to increase, we expect that the value of the ProGroS Securities would decrease. Conversely, if the dividend yield on a Telebras Receipt were to decrease, we expect that the value of the ProGroS Securities would increase.

     CHANGES IN OUR CREDIT RATINGS MAY AFFECT THE TRADING VALUE OF THE PROGROS SECURITIES. Our credit ratings are an assessment of our ability to pay our obligations. Consequently, real or anticipated changes in our credit ratings may affect the trading value of the ProGroS Securities. However, because your return on your ProGroS Securities is dependent upon factors in addition to our ability to pay our obligations under the ProGroS Securities, such as the percentage increase in the value of Telebras Receipt at maturity, an improvement in our credit ratings will not reduce investment risks related to the ProGroS Securities.

     In general, assuming all relevant factors are held constant, we expect that the effect on the trading value of the ProGroS Securities of a given change in most of the factors listed above will be less if it occurs later in the term of the ProGroS Securities than if it occurs earlier in the term of the ProGroS Securities except that we expect that the effect on the trading value of the ProGroS Securities of a given increase in the value of the Telebras Receipt will be greater if it occurs later in the term of the ProGroS Securities than if it occurs earlier in the term of the ProGroS Securities.

AMERICAN DEPOSITARY RECEIPTS

     The Telebras Receipt is an ADR representing 1,000 shares of common stock of Telebras. If Telebras is reorganized, the Telebras Receipt will be adjusted as described below to reflect certain distributions of cash, securities and/or other property. Some of the reference securities distributed in any such reorganization may be ADRs. An ADR is a negotiable receipt which is issued by a depositary, generally a bank, representing shares, such as the common stock of Telebras, of a non-U.S. issuer that have been deposited and are held, on behalf of the holders of the ADRs, at a custodian bank in the non-U.S. issuer's home country. While the market for shares underlying an ADR generally will be in the country in which the non-U.S. issuer is organized and trading in such market generally will be based on that country's currency, ADRs will trade in U.S. dollars.

     Although ADRs are distinct securities from the shares of stock underlying such ADRs, the trading characteristics and valuations of ADRs will usually, but not necessarily, mirror the characteristics and valuations of such shares represented by the ADRs. Inasmuch as holders of ADRs may surrender the ADR in order to take delivery of and trade the shares underlying such ADR, a characteristic that allows investors in ADRs to take advantage of price differentials between different markets, a market for the shares of stock underlying an ADR that is not liquid generally will result in an illiquid market for the ADR representing such underlying shares.

     The depositary bank that issues an ADR generally charges a fee, based on the price of the ADR, upon issuance and cancellation of the ADR. This fee would be in addition to the brokerage commissions paid upon the acquisition or surrender of the security. In addition, the depositary bank incurs expenses in connection with the conversion of dividends or other cash distributions paid in local currency into U.S. dollars and such expenses are deducted from the amount of the dividend or distribution paid to holders, resulting in a lower payout per share of stock underlying an ADR represented by the ADR than would be the case if such share were held directly. Certain tax considerations, including tax rate differentials, arising from application of the tax laws of one nation to the nationals of another and from certain practices in the ADR market may also exist with respect to an ADR. In varying degrees, any or all of these factors may affect the value of the ADR compared with the value of the shares of stock underlying an ADR in the local market.

FOREIGN CURRENCY EXCHANGE RATE AND FOREIGN MARKET CONSIDERATIONS

     The ProGroS Securities are U.S. dollar-denominated securities issued by ML&Co., a United States corporation. Investments in the ProGroS Securities do not give the beneficial owners any right to receive a reference security or any Telebras Receipt or any other ownership right or interest in a reference security or any Telebras Receipt or the shares of common stock represented by the Telebras Receipt, although the return on the investment in the ProGroS Securities is based on the ending value of the Telebras Receipt. The price of the common stock of Telebras underlying the Telebras Receipt is quoted in Brazilian currency. To the extent there are other reference securities, the prices of such other reference securities may also be quoted in currency other than U.S. dollars. The U.S. dollar price of a reference security that is an ADR will depend on the price of the shares underlying such ADR and the exchange rate between the non-U.S. dollar currency and the U.S. dollar. Even if the price of the shares underlying an ADR is unchanged, changes in the rates of exchange between the U.S. dollar and the non-U.S. dollar currency will affect the U.S. dollar price of such ADR. Furthermore, even if the price in non-U.S. dollar currency of the shares underlying an ADR increases, the U.S. dollar price of the ADR may decrease as a result of changes in the rates of exchange between the U.S. dollar and non-U.S. dollar currency.

     Rates of exchange between the U.S. dollar and a non-U.S. dollar currency are determined by forces of supply and demand in the foreign exchange markets. These forces are, in turn, affected by international balance of payments and other economic and financial conditions, government intervention, speculation and other factors. Fluctuations in foreign exchange rates, future U.S. and non-U.S. political and economic developments and the possible imposition of exchange controls or other foreign governmental laws or restrictions applicable to such investments may affect the U.S. dollar value of an ADR. Moreover, individual foreign economies, such as Brazil's, may differ favorably or unfavorably from the U.S. economy in such respects as growth of gross national product, rate of inflation, capital reinvestment, resources, self-sufficiency and balance of payments position. There is the possibility of expropriation of assets, confiscatory taxation, political or social instability or diplomatic developments which could affect the value of investments in countries, such as Brazil. There may be less publicly available information about a non-U.S. company, such as Telebras, than about a U.S. company, and non-U.S. companies are not typically subject to accounting, auditing and financial reporting standards and requirements comparable to those to which U.S. entities are subject. Non-U.S. investments may be subject to foreign withholding taxes which could affect the value of investment. In addition, investment laws in certain non-U.S. countries such as Brazil may limit or restrict ownership of certain securities by foreign nationals by restricting or eliminating voting or other rights or limiting the amount of securities that may be so owned, and such limitations or restrictions may affect the prices of such securities.

     Brazil's financial markets, while growing in volume, have substantially less volume than U.S. markets. The securities of many non-U.S. companies trading in foreign markets are generally less liquid and their prices more volatile in such markets than securities of comparable U.S. companies trading in the domestic financial markets. Foreign markets have different trading practices that may affect the prices of securities. Non-U.S. markets have different clearance and settlement procedures than those in the U.S., and in certain countries, such as Brazil, there have been instances when such procedures have been insufficient to accommodate the volume of securities transactions, making it difficult to conduct such transactions. There is generally less government supervision and regulation of exchanges, brokers and issuers in Brazil than in the U.S. In addition, the terms and conditions of depositary facilities may result in less liquidity or lower market values for the ADRs than for the securities underlying the ADRs.

     The price of the common stock of Telebras and the price of the securities of any spin-offs from Telebras, will depend on the financial condition and results of operations of Telebras and such spin-offs. The financial condition and results of operations of such entities will be affected by general economic, political, financial and social conditions in Brazil, and in particular, by prospects for future economic growth and its impact on demand for telecommunications services in Brazil. Brazil has in the past experienced economic and political instability and there can be no assurance that current government programs to stabilize the economy will succeed.

YOU WILL NOT HAVE ANY STOCKHOLDER'S RIGHTS WITH RESPECT TO TELEBRAS RECEIPT

     Beneficial owners of the ProGroS Securities are not entitled to any rights with respect to any Telebras Receipt, including, voting rights and rights to receive any dividends or other distributions in respect of the Telebras Receipt.

NO AFFILIATION BETWEEN ML&CO. AND TELEBRAS

     ML&Co. has no affiliation with Telebras, and Telebras has no obligations with respect to the ProGroS Securities or amounts to be paid to beneficial owners thereof, including any obligation to take the needs of ML&Co. or of beneficial owners of the ProGroS Securities into consideration for any reason. Telebras did not receive any of the proceeds of the initial offering of the ProGroS Securities made hereby and is not responsible for, and has not participated in, the determination or calculation of the amount receivable by beneficial owners of the ProGroS Securities on the stated maturity date or upon an earlier call. In addition, Telebras is not involved with the administration or trading of the ProGroS Securities.

THERE MAY BE STATE LAW LIMITS ON THE PAYMENT OF AMOUNTS PAYABLE ON THE PROGROS SECURITIES

     New York State law governs the 1983 indenture under which the ProGroS Securities are issued . New York has certain usury laws that limit the amount of interest that can be charged and paid on loans, which includes debt securities like the ProGroS Securities. Under present New York law, the maximum rate of interest is 25% per annum on a simple interest basis. This limit may not apply to debt securities in which $2,500,000 or more has been invested.

     While we believe that New York law would be given effect by a state or Federal court sitting outside of New York, many other states also have laws that regulate the amount of interest that may be charged to and paid by a borrower. We will promise, for the benefit of the ProGroS Securities holders, to the extent permitted by law, not to voluntarily claim the benefits of any laws concerning usurious rates of interest.

PURCHASES AND SALES BY US AND OUR AFFILIATES MAY AFFECT YOUR RETURN

     We and our affiliates may from time to time buy or sell the reference securities, including shares of Telebras stock, for their own accounts for business reasons or in connection with hedging our obligations under the ProGroS Securities. These transactions could affect the price of the reference securities.

POTENTIAL CONFLICTS

     The calculation agent is our subsidiary, the issuer of the ProGroS Securities. Under certain circumstances, MLPF&S's role as our subsidiary and its responsibilities as calculation agent for the ProGroS Securities could give rise to conflicts of interests. You should be aware that because the calculation agent is controlled by us, potential conflicts of interest could arise.





                            MERRILL LYNCH & CO., INC.

         We are a holding company that, through our U.S. and non-U.S. subsidiaries and affiliates such as Merrill Lynch, Pierce, Fenner & Smith Incorporated, Merrill Lynch Government Securities Inc., Merrill Lynch Capital Services, Inc., Merrill Lynch International, Merrill Lynch Capital Markets Bank Ltd., Merrill Lynch Asset Management L.P. and Merrill Lynch Mercury Asset Management, provides investment, financing, advisory, insurance, and related products on a global basis, including:

     o   securities brokerage, trading and underwriting;

     o investment banking, strategic services, including mergers and acquisitions and other corporate finance advisory activities;

     o asset management and other investment advisory and recordkeeping services;

     o trading and brokerage of swaps, options, forwards, futures and other derivatives;

     o   securities clearance services;

     o   equity, debt and economic research;

     o banking, trust and lending services, including mortgage lending and related services; and

     o   insurance sales and underwriting services.

         We provide these products and services to a wide array of clients, including individual investors, small businesses, corporations governments, governmental agencies and financial institutions.

         Our principal executive office is located at World Financial Center, North Tower, 250Vesey Street, New York, New York 10281; our telephone number is
(212) 449-1000.

         If you want to find more information about us, please see the sections entitled "Where You Can Find More Information" and "Incorporation of Information We File with the SEC" in this prospectus.

         In this prospectus, "ML&Co.", "we", "us" and "our" refer specifically to Merrill Lynch & Co., Inc., the holding company. ML&Co. is the issuer of the ProGroS Securities described in this prospectus.








                       RATIO OF EARNINGS TO FIXED CHARGES

         In 1998, we acquired the outstanding shares of Midland Walwyn Inc. in a transaction accounted for as a pooling-of-interests. The following information for the fiscal years 1994 through 1997 has been restated as if the two entities had always been combined.

         The following table sets forth our historical ratios of earnings to fixed charges for the periods indicated:



                                                                                                  FOR THE THREE
                                                       YEAR ENDED LAST FRIDAY IN DECEMBER          MONTHS ENDED
                                                    1994     1995      1996     1997     1998     MARCH 26, 1999
                                                    ----     ----      ----     ----     ----     --------------

Ratio of earnings to fixed charges (a)...........   1.2       1.2      1.2      1.2      1.1           1.3



-----------------
(a) The effect of combining Midland Walwyn did not change the ratios reported for the fiscal years 1994 through 1997.

         For the purpose of calculating the ratio of earnings to fixed charges, "earnings" consist of earnings from continuing operations before income taxes and fixed charges, excluding capitalized interest and preferred security dividend requirements of subsidiaries. "Fixed charges" consist of interest costs, the interest factor in rentals, amortization of debt issuance costs, preferred security dividend requirements of subsidiaries, and capitalized interest.




                      DESCRIPTION OF THE PROGROS SECURITIES

         The ProGroS Securities were issued as a series of senior debt securities under the 1983 indenture which is more fully described in this prospectus.

         The ProGroS Securities will mature on May 19, 2005 unless called earlier at the option of ML&Co.

         Unless called, while at maturity a beneficial owner will receive the principal amount of such ProGroS Security plus the supplemental redemption amount described below, if any, there will be no other payment of interest, periodic or otherwise. See "--Payment at Maturity" below.

         The ProGroS Securities may be called by ML&Co. as described below, but are not subject to redemption at the option of any beneficial owner prior to the stated maturity date. Upon the occurrence of an Event of Default with respect to the ProGroS Securities, beneficial owners of the ProGroS Securities may accelerate the maturity of the ProGroS Securities, as described under "--Events of Default and Acceleration" and "Other Terms--Events of Default" in this prospectus.

         The ProGroS Securities were issued in denominations of whole units.

PAYMENT AT MATURITY

         At the stated maturity date, a beneficial owner of a ProGroS Security will be entitled to receive the principal amount of each unit plus a supplemental redemption amount, if any, as provided below. If the supplemental redemption amount is not greater than zero, a beneficial owner of a ProGroS Security will be entitled to receive only the principal amount of its ProGroS Securities.

         The "SUPPLEMENTAL REDEMPTION AMOUNT" for a ProGroS Security will be determined by the calculation agent and will equal:

 principal amount of such ProGroS Security ($10)x ending value - starting value
                                                  -----------------------------
                                                      starting value

provided, however, that in no event will the supplemental redemption amount be less than zero.

         The "STARTING VALUE" equals $115.4375.

         The "ENDING VALUE" will be determined by the calculation agent and will equal the Reorganization Event Value with respect to a reorganization event, if any, plus the value of the Telebras Receipt determined as follows:

         (a) for any portion of the Telebras Receipt consisting of cash, the U.S. dollar equivalent of such cash plus interest on such amount accruing from the date of the payment of such cash to holders of the relevant Telebras Receipt for which such cash was paid until the stated maturity date at a fixed interest rate determined on the date of such payment equal to the interest rate that would be paid on a fixed rate senior non-callable debt security of ML&Co. with a term equal to the remaining term for the ProGroS Securities as determined by the calculation agent;

        (b) for any portion of the Telebras Receipt consisting of property other than cash or reference securities, the U.S. dollar equivalent of the market value of such property on the date that such property was delivered to holders of the relevant Telebras Receipt for which such property was distributed plus interest on the U.S. dollar amount accruing from the date of the delivery until the stated maturity date at a fixed interest rate determined as described in (a) above; and

        (c) for any portion of the Telebras Receipt consisting of reference securities, the average or arithmetic mean of the closing prices of each such reference security determined on each of the first five calculation days during the calculation period. If there are fewer than five calculation days in the calculation period with respect to any reference security, then the ending value shall be calculated using the average or arithmetic mean of the closing prices of such reference security on such calculation days, and if there is only one calculation day, then the ending value shall be calculated using the closing price of such reference security on such calculation day. If no calculation days occur during the calculation period with respect to such reference security, then the ending value shall be calculated using the closing price of such reference security determined on the last scheduled calculation day in the calculation period, regardless of the occurrence of a market disruption event on such day.

         "U.S. DOLLAR EQUIVALENT" means, with respect to cash not denominated in U.S. dollars, such cash amount multiplied by the spot rate, defined below, for the currency in which such cash is denominated at approximately the date of payment or date of valuation of such cash.

         The "CALCULATION PERIOD" means the period from and including the seventh scheduled calculation day prior to the stated maturity date to and including the second scheduled calculation day prior to the stated maturity date.

         "CALCULATION DAY" means any trading day during the calculation period on which a market disruption event has not occurred.

         "TRADING DAY" means a day on which the AMEX, the New York Stock Exchange or the "NYSE" and the NASDAQ National Market System or "NASDAQ NMS" are open for trading.

         "MARKET DISRUPTION EVENT" means, with respect to a reference security, the occurrence or existence on any business day during the one-half hour period that ends when the closing price is determined, of any suspension of, or limitation imposed on, trading in such reference security on the NYSE (or other market or exchange, if applicable).

         "CLOSING PRICE" with respect to a reference security means, for a calculation day the following:

         (a) If the reference security is listed on a national securities exchange in the United States, is a NASDAQ NMS security or is included in the OTC Bulletin Board Service or OTC Bulletin Board operated by the National Association of Securities Dealers, Inc., closing price means:

         (1) the last reported sale price, regular way, on such day on the principal United States securities exchange registered under the Exchange Act, on which such reference security is listed or admitted to trading, or

         (2) if not listed or admitted to trading on any such securities exchange or if such last reported sale price is not obtainable, the last reported sale price on the over-the-counter market as reported on the NASDAQ NMS or OTC Bulletin Board on such day, or

         (3) if the last reported sale price is not available in accordance with (1) and (2) above, the mean of the last reported bid and offer price on the over-the-counter market as reported on the NASDAQ NMS or OTC Bulletin Board on such day as determined by the calculation agent. The term "NASDAQ NMS security" includes a security included in any successor to such system and the term "OTC Bulletin Board" shall include any successor service thereto.

        (b) If such reference security is not listed on a national securities exchange in the United States or is not a NASDAQ NMS security or included in the OTC Bulletin Board operated by the NASD, closing price means the last reported sale price on such day on the securities exchange on which such reference security is listed or admitted to trading with the greatest volume of trading for the calendar month preceding such day as determined by the calculation agent, provided that if such last reported sale price is for a transaction which occurred more than four hours prior to the close of such exchange, then the closing price shall mean the average of the last available bid and offer price on such exchange. If such reference security is not listed or admitted to trading on any such securities exchange or if such last reported sale price or bid and offer are not obtainable, the closing price shall mean the last reported sale price for a transaction which occurred more than four hours prior to when trading in such over-the-counter market typically ends, then the closing price shall mean the average of the last available bid and offer prices in such market of the three dealers which have the highest volume of transactions in such reference security in the immediately preceding calendar month as determined by the calculation agent based on information that is reasonably available to it. If such prices are quoted in a currency other than in U.S. dollars, such prices will be translated into U.S. dollars for purposes of calculating the average market price using the spot rate on the same calendar day as the date of any such price.

         The "SPOT RATE" on any date will be determined by the calculation agent and will equal the spot rate of such currency per U.S. $1.00 on such date at approximately 3:00 p.m., New York City time, as reported by a recognized reporting service for such spot rate, provided that if the calculation agent shall determine that such reported rate is not indicative of actual rates of exchange that may be obtained in the currency exchange rate market, then the spot rate shall equal the spot rate of such currency per U.S. $1.00 on such date at approximately 3:00 p.m., New York City time at which the calculation agent is able to convert such currency into U.S. dollars.

         "BUSINESS DAY" means each Monday, Tuesday, Wednesday, Thursday and Friday that is not a day on which banking institutions in The City of New York are authorized or obligated by law to close and that is a trading day on the NYSE and the AMEX.

         All determinations made by the calculation agent are at the sole discretion of the calculation agent and, absent a determination by the calculation agent of a manifest error, are conclusive for all purposes and binding on ML&Co. and beneficial owners of the ProGroS Securities.

EARLY CALL OF THE PROGROS SECURITIES AT THE OPTION OF ML&CO.

         During the month of June 2004, the call period, ML&Co., in its sole discretion, may elect to call the ProGroS Securities offered hereby, in whole but not in part, before the stated maturity date by giving notice to the Trustee of ML&Co.'s election on any business day within the month of June 2004, at the call price or $20 per unit.

         If we elect to call your ProGroS Securities before the stated maturity date, you will receive only the call price and you will not receive a supplemental redemption amount based on the value of the Telebras Receipt. If we do not call the ProGroS Securities prior to the stated maturity date, the principal amount plus the supplemental redemption amount, if any, that you receive at the stated maturity may be greater than or less than the call price. ML&Co. may elect to call the ProGroS Securities on any business day during the call period by giving notice to the Trustee and specifying the date on which the call price shall be paid. Such Payment Date shall be no later than the 20th Business Day after such call election. The Trustee will provide notice of such call election to the registered holders of the ProGroS Securities, specifying the Payment Date, no less than 15, nor more than 30, calendar days prior to such Payment Date. While the ProGroS Securities are held at the Depositary, the registered holder will be the Depositary, and the Depositary will receive the notice of the call. As more fully described below under "Description of the ProGroS Securities--Depositary", the Depositary will forward such notice to its participants which will pass such notice on to the beneficial owners.

HYPOTHETICAL RETURNS

     The following table illustrates, for a range of hypothetical ending values,

     o   the percentage change over the starting value;

     o the total amount payable at the stated maturity date for each $10 principal amount of ProGroS Securities;

     o   the total rate of return to beneficial owners of the ProGroS
         Securities;

     o the pretax annualized rate of return to beneficial owners of ProGroS Securities and

     o   the pretax annualized rate of return of the Telebras Receipt.

     THIS TABLE ASSUMES THAT THE PROGROS SECURITIES ARE NOT CALLED PRIOR TO THE STATED MATURITY DATE.



                                               TOTAL AMOUNT                             PRETAX            PRETAX RATE
                       PERCENTAGE CHANGE      PAYABLE AT THE                          ANNUALIZED          OF RETURN OF
     HYPOTHETICAL           OVER THE         STATED MATURITY        TOTAL RATE          RATE OF           THE TELEBRAS
     ENDING VALUE        STARTING VALUE       DATE PER UNIT         OF RETURN          RETURN(1)         RECEIPT(1)(2)
     ------------        --------------       -------------         ---------          ---------         -------------

     $46.18                 -60.00%                $10.00             0.00%              0.00%               -10.94%
     $57.72                 -50.00%                $10.00             0.00%              0.00%                -7.96%
     $69.26                 -40.00%                $10.00             0.00%              0.00%                -5.48%
     $80.81                 -30.00%                $10.00             0.00%              0.00%                -3.35%
     $92.35                 -20.00%                $10.00             0.00%              0.00%                -1.48%
    $103.89                 -10.00%                $10.00             0.00%              0.00%                 0.18%
    $115.44                   0.00%                $10.00             0.00%              0.00%                 1.69%
    $126.98                  10.00%                $11.00            10.00%              1.37%                 3.06%
    $138.53                  20.00%                $12.00            20.00%              2.62%                 4.33%
    $150.07                  30.00%                $13.00            30.00%              3.78%                 5.50%
    $161.61                  40.00%                $14.00            40.00%              4.86%                 6.60%
    $173.16                  50.00%                $15.00            50.00%              5.87%                 7.62%
    $184.70                  60.00%                $16.00            60.00%              6.82%                 8.58%
    $196.24                  70.00%                $17.00            70.00%              7.72%                 9.50%
    $207.79                  80.00%                $18.00            80.00%              8.57%                10.36%
    $219.33                  90.00%                $19.00            90.00%              9.38%                11.18%
    $230.88                 100.00%                $20.00           100.00%             10.14%                11.96%



(1) The annualized rates of return specified in the preceding table are calculated on a semiannual bond equivalent basis.

(2)      This rate of return assumes

         (a) a constant dividend yield of 1.69% per annum, paid quarterly from the date of initial delivery of ProGroS Securities, applied to the value of the Telebras Receipt at the end of each such quarter assuming such value increases or decreases linearly from the starting value to the applicable hypothetical ending value;

         (b)      no transaction fees or expenses;

         (c) a term for the ProGroS Securities from May 19, 1998 to May 19, 2005; and

         (d)      a final Telebras Receipt value equal to the ending value.

         The above figures are for purposes of illustration only. The actual supplemental redemption amount received by investors and the total and pretax annualized rate of return resulting therefrom will depend entirely on the actual ending value determined by the calculation agent as provided herein.

DILUTION AND REORGANIZATION ADJUSTMENTS

         The Telebras Receipt is subject to adjustment if an issuer of any reference security or the custodian in the case of reference security that is an ADR shall:

         (a) pay a stock dividend or make a distribution with respect to such reference security in reference securities;

         (b) subdivide or split the outstanding units of such reference security into a greater number of units;

         (c) combine the outstanding units of such reference security into a smaller number of units;

         (d) issue by reclassification of units of such reference security any units of another security of such issuer;

         (e) issue rights or warrants to all holders of such reference security entitling them to subscribe for or purchase shares, in the aggregate, for more than 5% of the number of such reference securities outstanding prior to the issuance of such rights or warrants at a price per share less than the then current market price of such reference security, other than rights to purchase such reference security pursuant to a plan for the reinvestment of dividends or interest; or

         (f) pay a dividend or make a distribution to all holders of such reference security of evidences of its indebtedness or other assets excluding any stock dividends or distributions referred to in clause (a) above or any cash dividends other than any Extraordinary Cash Dividend or issue to all holders of such reference security rights or warrants to subscribe for or purchase any of its securities, other than those referred to in clause (e) above. Any of the foregoing assets are referred to as the "Distributed Assets" and any of the foregoing events are referred to as the "dilution events".

         Notwithstanding provision (f) in the foregoing sentence, if a reference security is an ADR and the holder of such ADR would receive cash or other property other than securities in the circumstances described in (f) above, but the holder of the securities underlying such ADR could receive securities as a result of a dilution event or the 'Distributed securities and the calculation agent or its affiliates would be eligible to receive the Distributed securities, then ML&Co. can elect for purposes of provision (f) to include the Distributed securities in the Telebras Receipt instead of the cash or property distributed to holders of the ADR in an amount equal to the amount of the Distributed securities that would have been received had the Telebras Receipt consisted of the securities underlying the ADRs instead of the ADRs. For purposes of provision (f), if the holder of a reference security can elect to receive securities in lieu of cash or property other than securities, then for purposes of provision (f) the holders of the reference security shall be deemed to receive only the securities.

         In the case of the dilution events referred to in clauses (a), (b), (c) and (d) above, the Telebras Receipt shall be adjusted to include the number of units of such reference security and/or security of such issuer which a holder of units of such reference security would have owned or been entitled to receive immediately following any such event had such holder held, immediately prior to such event, the number of units of such reference security constituting part of the Telebras Receipt immediately prior to such event. Each such adjustment shall become effective immediately after the effective date for such subdivision, split, combination or reclassification, as the case may be. Each such adjustment shall be made successively.

         In the case of the dilution event referred to in clause (e) above where the rights or warrants are for more than 5% of the number of shares outstanding prior to the issuance of such rights or warrants, the Telebras Receipt shall be adjusted by multiplying the number of reference securities constituting Telebras Receipt immediately prior to the date of issuance of the rights or warrants referred to in clause (e) above by a fraction,

     o the numerator of which shall be the number of reference securities outstanding on the date immediately prior to such issuance, plus the number of additional reference securities offered for subscription or purchase pursuant to such rights or warrants, and

     o the denominator of which shall be the number of reference securities outstanding on the date immediately prior to such issuance, plus the number of additional reference securities which the aggregate offering price of the total number of reference securities so offered for subscription or purchase pursuant to such rights or warrants would purchase at the current market price determined as the average Closing Price per reference security for the 20 Trading Days immediately prior to the date of such rights or warrants are issued, subject to certain adjustments, which shall be determined by multiplying such total number of reference securities by the exercise price of such rights or warrants and dividing the product so obtained by such current market price.

To the extent that reference securities are not delivered after the expiration of such rights or warrants, or if such rights or warrants are not issued, the Telebras Receipt shall be readjusted to the Telebras Receipt which would then be in effect had such adjustments for the issuance of such rights or warrants been made upon the basis of delivery of only the number of reference securities actually delivered.

     In the case of the dilution event referred to in clause (f) above, the Telebras Receipt shall be adjusted to include, from and after such dividend, distribution or issuance,

     o in respect of that portion, if any, of the Distributed Assets consisting of cash, the amount of such Distributed Assets consisting of cash received for each unit of such reference security multiplied by the number of units of such Reference Security constituting part of the Telebras Receipt on the date of such dividend, distribution or issuance, immediately prior to such dividend, distribution or issuance, plus

    o in respect of that portion, if any, of the Distributed Assets which are other than cash, the number or amount of each type of Distributed Assets other than cash received with respect to each unit of such reference security multiplied by the number of units of such reference security constituting part of the Telebras Receipt on the date of such dividend, distribution or issuance, immediately prior to such dividend, distribution or issuance.

         For example, where a reorganization of Telebras results in the distribution to holders of the Telebras Receipt of ADRs representing shares of common stock in various companies formed to operate various spin-off businesses of Telebras, then the Telebras Receipt shall include such ADRs in amounts specified pursuant to provision (f) above. If in any such reorganization of Telebras, holders of Telebras Receipts receive cash or property while holders of the shares of common stock underlying the Telebras Receipts receive distributed securities and the calculation agent or an affiliate can receive and hold the distributed securities, then the calculation agent can elect to have the Telebras Receipt include the Distributed securities instead of such cash or property.

         An "EXTRAORDINARY CASH DIVIDEND" means, with respect to any consecutive 12-month period, all cash dividends or any other distribution made by the issuer of a reference security or made pursuant to an arrangement effecting a distribution of distributable profits or reserves, whether in cash or in specie, on any reference security occurring in such 12-month period or, if such reference security was not outstanding at the commencement of such 12-month period or was not then a part of the Telebras Receipt, occurring in such shorter period during which such reference security was outstanding and was part of the Telebras Receipt, exceeds on a per share basis 10% of the average of the closing prices per share of such reference security over such 12-month period or such shorter period during which such reference security was outstanding and was part of the Telebras Receipt; provided that, for purposes of the foregoing definition, the amount of cash dividends paid on a per share basis will be appropriately adjusted to reflect the occurrence during such period of any stock dividend or distribution of shares of capital stock of the issuer of such reference security or any subdivision, split, combination or reclassification of shares of such reference security.

         All adjustments will be calculated to the nearest 1/10,000th of a share of the reference security or if there is not a nearest 1/10,000th of a share to the next lower 1/10,000th of a share. No adjustment shall be required unless such adjustment would require an increase or decrease of at least one percent in the Closing Price; provided, however, that any adjustments which by reason of the foregoing are not required to be made shall be carried forward and taken into account in any subsequent adjustment.

         If any of the Distributed Assets are cash, property or reference securities that will be distributed only to holders of the relevant Telebras Receipt who or which can certify as to a certain nationality or formation under the laws of a certain jurisdiction, as the case may be, and a corporation formed in the United States or an affiliate of such corporation formed elsewhere cannot receive such distribution, the Telebras Receipt will reflect only those distributed assets available for distribution to such United States corporation or its affiliates.

         In the event of

    (a) any consolidation or merger of an issuer of a reference security, or any surviving entity or subsequent surviving entity of such issuer , a "Successor Company", with or into another entity, other than a merger or consolidation in which the issuer is the continuing corporation and in which the reference security outstanding immediately before the merger or consolidation is not exchanged for cash, securities or other property of the issuer or another corporation,

    (b) any sale, transfer, lease or conveyance to another corporation of the property of an issuer of a reference security or any Successor Company as an entirety or substantially as an entirety,

    (c) any statutory exchange of securities of an issuer of a reference security or any Successor Company with another corporation, other than in connection with a merger or acquisition or

    (d) any liquidation, dissolution, winding up or bankruptcy of an issuer of a reference security or any Successor Company, any such event described in clause (a), (b), (c) or (d), a "reorganization event", the ending value shall be calculated by including the reorganization event value.

         The "REORGANIZATION EVENT VALUE" shall be determined by the calculation agent and shall equal

     o the transaction value related to the relevant reorganization event, plus

     o interest on such transaction value accruing from the date of the payment or delivery of the consideration, if any, received in connection with such reorganization event until the stated maturity date at a fixed interest rate determined on the date of such payment or delivery equal to the interest rate that would be paid on a fixed rate senior non-callable debt security of ML&Co. with a term equal to the remaining term of the ProGroS Securities.

         The "transaction value" means

     o for any cash received in any such reorganization event, the amount of cash received per unit of reference security,

     o for any property other than cash or securities received in any such reorganization event, an amount equal to the market value of such property per unit of reference security on the date that such property is received by holders of such reference security as determined by the calculation agent, and

    o for any securities received in any reorganization event, an amount equal to the closing price per unit of the securities on the date the securities are received by holders of the reference security multiplied by the number of such securities received for each unit of the reference security subject to adjustment on a basis consistent with the adjustment provisions described above.

         The foregoing adjustments are made by MLPF&S, as calculation agent, and all such adjustments are final.

         No  adjustments  will be made for other  events,  such as  offerings of
Deposit   Reference   Shares  by  Telebras  for  cash  or  in  connection   with
acquisitions.

         ML&Co. will, within ten business days following the occurrence of an event that requires an adjustment or if ML&Co. is not aware of such occurrence, as soon as practicable after becoming so aware, provide written notice to the Trustee, which shall provide notice to the holders of the ProGroS Securities of the occurrence of such event and, if applicable, a statement in reasonable detail setting forth the adjusted closing price to be used in determining the ending value.

EVENTS OF DEFAULT AND ACCELERATION

         In case an event of default with respect to any ProGroS Securities has occurred and is continuing, the amount payable to a beneficial owner of a ProGroS Security upon any acceleration permitted by the ProGroS Securities, with respect to each $10 principal amount thereof, will be equal to the principal amount of the ProGroS Securities and the supplemental redemption amount, if any, calculated as though the date of early repayment were the stated maturity date of the ProGroS Securities. See "Description of the ProGroS Securities,Payment at Maturity" herein. If a bankruptcy proceeding is commenced in respect of ML&Co., the claim of the beneficial owner of a ProGroS Security may be limited, under
Section 502(b)(2) of Title 11 of the United States Code, to the principal amount of the ProGroS Security plus an additional amount of contingent interest calculated as though the date of the commencement of the proceeding were the stated maturity date of the ProGroS Securities.

         In case of default in payment of the ProGroS Securities whether at the call date, at the stated maturity date, or upon acceleration, from and after the stated maturity date the ProGroS Securities shall bear interest, payable upon demand of the beneficial owners thereof, at the rate of 6.25% per annum to the extent that payment of such interest shall be legally enforceable on the unpaid amount due and payable on such date in accordance with the terms of the ProGroS Securities to the date payment of such amount has been made or duly provided for.

GLOBAL SECURITIES

         DESCRIPTION OF THE GLOBAL SECURITIES.

         The ProGroS Securities are represented by one or more fully registered global securities. Each global security has been deposited with, or on behalf of, The Depository Trust Company or DTC, together with any successor thereto, being a "depositary", as depositary, registered in the name of Cede & Co., DTC's partnership nominee. Unless and until it is exchanged in whole or in part for ProGroS Securities in definitive form, no global security may be transferred except as a whole by the depositary to a nominee of the depositary or by a nominee of the depositary to the depositary or another nominee of the depositary or by the depositary or any such nominee to a successor of the depositary or a nominee of that successor.

         So long as DTC, or its nominee, is a registered owner of a global security, DTC or its nominee, as the case may be, will be considered the sole owner or holder of the ProGroS Securities represented by a global security for all purposes under the 1983 indenture. Except as provided below, the beneficial owners of the ProGroS Securities represented by a global security are not entitled to have the ProGroS Securities represented by the global security registered in their names, will not receive or be entitled to receive physical delivery of the ProGroS Securities in definitive form and are not considered the owners or holders under the 1983 indenture, including for purposes of receiving any reports delivered by ML&Co. or the trustee pursuant to the 1983 indenture. Accordingly, each person owning a beneficial interest in a global security must rely on the procedures of DTC and, if such person is not a participant of DTC on the procedures of the participant through which such person owns its interest, to exercise any rights of a holder under the 1983 indenture. ML&Co. understands that under existing industry practices, in the event that ML&Co. requests any action of holders or that an owner of a beneficial interest in such a global security desires to give or take any action which a holder is entitled to give or take under the 1983 indenture, DTC would authorize the participants holding the relevant beneficial interests to give or take such action, and such participants would authorize beneficial owners owning through such participants to give or take such action or would otherwise act upon the instructions of beneficial owners. Conveyance of notices and other communications by DTC to participants, by participants to indirect participants and by participants and indirect participants to beneficial owners are governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

         DTC PROCEDURES

         The following is based on information furnished by DTC:

         DTC is the securities depositary for the ProGroS Securities. The ProGroS Securities have been issued as fully registered securities registered in the name of Cede & Co., DTC's partnership nominee. One or more fully registered global securities have been issued for the ProGroS Securities in the aggregate principal amount of such issue, and has been deposited with DTC.

         DTC is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code, and a "clearing agency" registered pursuant to the provisions of Section 17A of the 1934 Act. DTC holds securities that its participants deposit with DTC. DTC also facilitates the settlement among participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in participants' accounts, thereby eliminating the need for physical movement of securities certificates. Direct participants of DTC include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. DTC is owned by a number of its direct participants and by the NYSE, the AMEX and the NASD. Access to the DTC's system is also available to others such as securities brokers and dealers, banks and trust companies that clear through or maintain a custodial relationship with a direct participant, either directly or indirectly. The rules applicable to DTC and its participants are on file with the SEC.

         Purchases of ProGroS Securities under DTC's system must be made by or through direct participants, which will receive a credit for the ProGroS Securities on DTC's records. The ownership interest of each beneficial owner is in turn to be recorded on the records of direct and indirect participants. Beneficial owners will not receive written confirmation from DTC of their purchase, but beneficial owners are expected to receive written confirmations providing details of the transaction, as well as periodic statements of their holdings, from the direct participants or indirect participants through which such beneficial owner entered into the transaction. Transfers of ownership interests in the ProGroS Securities are to be accomplished by entries made on the books of participants acting on behalf of beneficial owners.

         To facilitate subsequent transfers, all ProGroS Securities deposited with DTC are registered in the name of DTC's partnership nominee, Cede & Co. The deposit of ProGroS Securities with DTC and their registration in the name of Cede & Co. effect no change in beneficial ownership. DTC has no knowledge of the actual beneficial owners of the ProGroS Securities; DTC's records reflect only the identity of the direct participants to whose accounts the ProGroS Securities are credited, which may or may not be the beneficial owners. The participants are responsible for keeping account of their holdings on behalf of their customers.

         Conveyance of notices and other communications by DTC to direct participants, by direct participants to indirect participants, and by direct and indirect participants to beneficial owners are governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

         Neither DTC nor Cede & Co. will consent or vote with respect to the ProGroS Securities. Under its usual procedures, DTC mails an omnibus proxy to ML&Co. as soon as possible after the applicable record date. The omnibus proxy assigns Cede & Co.'s consenting or voting rights to those direct participants to whose accounts the ProGroS Securities are credited on the record date, identified in a listing attached to the omnibus proxy.

         Principal, premium, if any, and/or interest, if any, payments on the ProGroS Securities will be made in immediately available funds to DTC. DTC's practice is to credit direct participants' accounts on the applicable payment date in accordance with their respective holdings shown on the Depositary's records unless DTC has reason to believe that it will not receive payment on such date. Payments by participants to beneficial owners will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in "street name", and will be the responsibility of such participant and not of DTC, the trustee or ML&Co., subject to any statutory or regulatory requirements as may be in effect from time to time. Payment of principal, premium, if any, and/or interest, if any, to DTC is the responsibility of ML&Co. or the Trustee, disbursement of such payments to direct participants is the responsibility of DTC, and disbursement of such payments to the beneficial owners is the responsibility of direct and indirect participants.

         EXCHANGE FOR CERTIFICATED SECURITIES

         If the depositary is at any time unwilling or unable to continue as depositary and

         (a)   a successor depositary is not appointed by ML&Co. within 60 days,

         (b)   ML&Co.  executes and delivers to the trustee a company  order
               to  the   effect   that  the  global   securities   shall  be
               exchangeable, and

         (c) an Event of Default under the 1983 indenture has occurred and is continuing with respect to the ProGroS Securities,

the global securities will be exchangeable for ProGroS Securities in definitive form of like tenor and of an equal aggregate principal amount, in denominations of $10 and integral multiples thereof. The definitive ProGroS Securities will be registered in such name or names as the Depositary shall instruct the Trustee. It is expected that such instructions may be based upon directions received by the Depositary from participants with respect to ownership of beneficial interests in the global securities.

         In addition, ML&Co. may decide to discontinue use of the system of book-entry transfers through the Depositary. In that event, ProGroS Security in definitive form will be printed and delivered.

         The information in this section concerning DTC and DTC's system has been obtained from sources that ML&Co. believes to be reliable, but ML&Co. takes no responsibility for its accuracy.

SAME-DAY PAYMENT

     All payments of principal and the supplemental redemption amount, and call price if any, and will be made by ML&Co. in immediately available funds so long as the ProGroS Securities are maintained in book-entry form.





                              THE TELEBRAS RECEIPT

TELECOMUNICACOES BRASILEIRAS S.A.-TELEBRAS

         Telecomunicacoes Brasileiras S.A.-Telebras was the primary supplier of public telecommunications services in Brazil. Telebras owned and operated all of the inter-state and international telephone transmission facilities in Brazil, and was the primary provider of intra-state service and provides telephone-related services such as data transmission, cellular mobile telephone service, and sound, image, videotext and telex transmission.

         In 1998, Telebras was privatized by the federal government of Brazil and reorganized into 12 separate corporations. These spin-offs resulted in the distribution to holders of a Telebras Receipt of cash, securities and other property, including common stock and/or warrants to purchase common stock in the new corporations. An investor in the ProGroS Securities should carefully review the adjustments to be made in the case of these reorganization events contained in "--Dilution and Reorganization Adjustments."

         Before the reorganization, Telebras was subject to the informational requirements of the Exchange Act. Accordingly, Telebras filed reports, proxy and other information statements and other information with the SEC. There is no assurance that the 12 separate corporations that previously made up Telebras will be subject to the informational requirements of the Exchange Act or make any information relating to their business widely or publicly available. In the event that this information, if any, is not widely or publicly available during the term of the ProGroS Securities, pricing information for the ProGroS Securities may be more difficult to obtain and the value and liquidity of the ProGroS Securities may be adversely affected.

         ML&Co. is not affiliated with Telebras and Telebras has no obligations with respect to the Progros securities. This prospectus relates only to the Progros securities offered hereby and does not relate to the Telebras receipt or other securities of Telebras. The information contained in this prospectus regarding Telebras has been derived from the publicly available documents described in the preceding paragraph. ML&Co. Has not participated in the preparation of such documents or made any due diligence inquiries with respect to Telebras in connection with the initial offering of the Progros securities. ML&Co. Makes no representation that such publicly available documents or any other publicly available information regarding Telebras are accurate or complete. Furthermore, there can be no assurance that all events occurring prior to the date hereof, including events that would affect the accuracy or completeness of the publicly available documents described in the preceding paragraph, that would affect the trading price of the Telebras receipt have been publicly disclosed. Subsequent disclosure of any such events or the disclosure of or failure to disclose material future events concerning Telebras could affect the supplemental redemption amount to be received at the stated maturity date and therefore the trading value of the ProGroS securities.

         From time to time, in the ordinary course of business, affiliates of ML&Co. engaged in certain investment banking activities on behalf of the Telebras as well as served as counterparty in certain other transactions.





                                   OTHER TERMS

         ML&Co. issued the ProGroS Securities as a series of senior debt securities under the 1983 Indenture, dated as of April 1, 1983, as amended and restated, between ML&Co. and The Chase Manhattan Bank, as trustee. A copy of the 1983 Indenture is filed as an exhibit to the registration statement relating to the MITTS Securities of which this prospectus is a part. The following summaries of the material provisions of the 1983 Indenture are not complete and are subject to, and qualified in their entirety by reference to, all provisions of the 1983 Indenture, including the definitions of terms in the 1983 Indenture.

         ML&Co. may issue series of senior debt securities from time to time under the 1983 Indenture, without limitation as to aggregate principal amount, in one or more series and upon terms as ML&Co. may establish under the provisions of the 1983 Indenture.

         The 1983 Indenture and the ProGroS Securities are governed by and construed in accordance with the laws of the State of New York.

         ML&Co. may issue senior debt securities with terms different from those of senior debt securities previously issued, and issue additional senior debt securities of a previously issued series of senior debt securities.

         The senior debt securities are unsecured and rank equally with all other unsecured and unsubordinated indebtedness of ML&Co. However, because ML&Co. is a holding company, the rights of ML&Co. and its creditors, including the holders of senior debt securities, to participate in any distribution of the assets of any subsidiary upon its liquidation or reorganization or otherwise are necessarily subject to the prior claims of creditors of the subsidiary, except to the extent that a bankruptcy court may recognize claims of ML&Co. itself as a creditor of the subsidiary. In addition, dividends, loans and advances from certain subsidiaries, including MLPF&S, to ML&Co. are restricted by net capital requirements under the Exchange Act, and under rules of exchanges and other regulatory bodies.

LIMITATIONS UPON LIENS

         ML&Co. may not, and may not permit any majority-owned subsidiary to, create, assume, incur or permit to exist any indebtedness for borrowed money secured by a pledge, lien or other encumbrance, other than those liens specifically permitted by the 1983 Indenture, on the Voting Stock owned directly or indirectly by ML&Co. of any majority-owned subsidiary, other than a majority-owned subsidiary which, at the time of the incurrence of the secured indebtedness, has a net worth of less than $3,000,000, unless the outstanding senior debt securities are secured equally and ratably with the secured indebtedness.

         "Voting Stock" is defined in the 1983 Indenture as the stock of the class or classes having general voting power under ordinary circumstances to elect at least a majority of the board of directors, managers or trustees of a corporation provided that, for the purposes of the 1983 Indenture, stock that carries only the right to vote conditionally on the occurrence of an event is not considered voting stock whether or not the event has happened.

LIMITATION ON DISPOSITION OF VOTING STOCK OF, AND MERGER AND SALE OF ASSETS BY, MLPF&S

         ML&Co. may not sell, transfer or otherwise dispose of any voting stock of MLPF&S or permit MLPF&S to issue, sell or otherwise dispose of any of its Voting Stock, unless, after giving effect to any such transaction, MLPF&S remains a Controlled Subsidiary.

         "Controlled Subsidiary" is defined in the 1983 Indenture to mean a corporation more than 80% of the outstanding shares of Voting Stock of which are owned directly or indirectly by ML&Co.

         In addition, ML&Co. may not permit MLPF&S to:

     o merge or consolidate, unless the surviving company is a Controlled Subsidiary, or

     o convey or transfer its properties and assets substantially as an entirety, except to one or more Controlled Subsidiaries.

MERGER AND CONSOLIDATION

         ML&Co. may consolidate or merge with or into any other corporation and ML&Co. may sell, lease or convey all or substantially all of its assets to any corporation, provided that:

         o the resulting corporation, if other than ML&Co., is a corporation organized and existing under the laws of the United States of America or any U.S. state and assumes all of ML&Co.'s obligations to:

         o pay any amounts due and payable or deliverable with respect to all the senior debt securities; and

         o perform and observe all of ML&Co.'s obligations under the 1983 Indenture, and

         o ML&Co. or the successor corporation, as the case may be, is not, immediately after any consolidation or merger, in default under the 1983 Indenture.

MODIFICATION AND WAIVER

         ML&Co. and the trustee may modify and amend the 1983 Indenture with the consent of holders of at least 66 2/3% in principal amount of each outstanding series of senior debt securities affected. However, without the consent of each holder of any outstanding senior debt security affected, no amendment or modification to the 1983 Indenture may:

         o change the stated maturity date of the principal of, or any installment of interest or Additional Amounts payable on, any senior debt security or any premium payable on redemption, or change the redemption price;

         o reduce the principal amount of, or the interest or Additional Amounts payable on, any senior debt security or reduce the amount of principal which could be declared due and payable before the stated maturity date;

         o change the place or currency of any payment of principal or any premium, interest or Additional Amounts payable on any senior debt security;

         o impair the right to institute suit for the enforcement of any payment on or with respect to any senior debt security;

         o reduce the percentage in principal amount of the outstanding senior debt securities of any series, the consent of whose holders is required to modify or amend the 1983 Indenture; or

         o modify the foregoing requirements or reduce the percentage of outstanding senior debt securities necessary to waive any past default to less than a majority.

         No modification or amendment of ML&Co.'s Subordinated Indenture or any Subsequent Indenture for subordinated debt securities may adversely affect the rights of any holder of ML&Co.'s senior indebtedness without the consent of each holder affected. The holders of at least a majority in principal amount of outstanding senior debt securities of any series may, with respect to that series, waive past defaults under the 1983 Indenture and waive compliance by ML&Co. with provisions in the 1983 Indenture, except as described under "--Events of Default".

EVENTS OF DEFAULT

         Each of the following will be Events of Default with respect to senior debt securities of any series:

         o default in the payment of any interest or Additional Amounts payable when due and continuing for 30 days;

         o    default in the payment of any principal or premium when due;

         o    default in the deposit of any sinking fund payment, when due;

         o default in the performance of any other obligation of ML&Co. contained in the 1983 Indenture for the benefit of that series or in the senior debt securities of that series, continuing for 60 days after written notice as provided in the 1983 Indenture;

         o specified events in bankruptcy, insolvency or reorganization of ML&Co.; and

         o any other Event of Default provided with respect to senior debt securities of that series which are not inconsistent with the 1983 Indenture.

If an Event of Default occurs and is continuing for any series of senior debt securities, other than as a result of the bankruptcy, insolvency or reorganization of ML&Co., the trustee or the holders of at least 25% in principal amount of the outstanding senior debt securities of that series may declare all amounts, or any lesser amount provided for in the senior debt securities, due and payable or deliverable immediately. At any time after a declaration of acceleration has been made with respect to senior debt securities of any series but before the trustee has obtained a judgment or decree for payment of money, the holders of a majority in principal amount of the outstanding senior debt securities of that series may rescind any declaration of acceleration and its consequences, if all payments due, other than those due as a result of acceleration, have been made and all Events of Default have been remedied or waived.

         The holders of a majority in principal amount or aggregate issue price of the outstanding senior debt securities of that series may waive any Event of Default with respect to that series, except a default:

      o in the payment of any amounts due and payable or deliverable under the debt securities of that series; or

      o in respect of an obligation or provision of the 1983 Indenture which cannot be modified under the terms of that Indenture without the consent of each holder of each outstanding security of each series of senior debt securities affected.

         The holders of a majority in principal amount of the outstanding senior debt securities of a series may direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee with respect to those senior debt securities, provided that any direction shall not be in conflict with any rule of law or the 1983 Indenture. Before proceeding to exercise any right or power under the 1983 Indenture at the direction of the holders, the trustee shall be entitled to receive from the holders reasonable security or indemnification against the costs, expenses and liabilities which might be incurred by it in complying with any direction.

         The ProGroS Securities and other series of senior debt securities issued under the 1983 Indenture do not have the benefit of any cross-default provisions with other indebtedness of ML&Co.

         ML&Co. is required to furnish to the trustee annually a statement as to the fulfillment by ML&Co. of all of its obligations under the 1983 Indenture.

                       WHERE YOU CAN FIND MORE INFORMATION

         We file reports, proxy statements and other information with the SEC. Our SEC filings are also available over the Internet at the SEC's web site at http://www.sec.gov. You may also read and copy any document we file by visiting the SEC's public reference rooms in Washington, D.C., New York, New York, and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information about the public reference rooms. You may also inspect our SEC reports and other information at the New York Stock Exchange, Inc., 20 Broad Street, New York, New York 10005.

         We have filed a registration statement on Form S-3 with the SEC covering the ProGroS Securities and other securities. For further information on ML&Co. and the ProGroS Securities, you should refer to our registration statement and its exhibits. This prospectus summarizes material provisions of contracts and other documents that we refer you to. Because the prospectus may not contain all the information that you may find important, you should review the full text of these documents. We have included copies of these documents as exhibits to our registration statement of which this prospectus is a part.

                INCORPORATION OF INFORMATION WE FILE WITH THE SEC

         The SEC allows us to incorporate by reference the information we file with them, which means:

          o     incorporated documents are considered part of the prospectus;

          o we can disclose important information to you by referring you to those documents; and

          o information that we file with the SEC will automatically update and supersede this incorporated information.

         We incorporate by reference the documents listed below which were filed with the SEC under the Exchange Act:

          o     annual report on Form 10-K for the year ended December 25, 1998;

          o quarterly report on Form 10-Q for the period ended March 26, 1999; and

          o current reports on Form 8-K dated December 28, 1998, January 19, 1999, February 17, 1999, February 18, 1999,
                February 22, 1999, February 23, 1999, March 26, 1999, April 13,
                1999, April 19, 1999, May 26, 1999, May 28, 1999 and June 1,
                1999.

         We also incorporate by reference each of the following documents that we will file with the SEC after the date of this prospectus until this offering is completed:

          o   reports filed under Sections 13(a) and (c) of the Exchange Act;

          o   definitive proxy or information  statements filed under Section 14
              of  the   Exchange   Act  in   connection   with  any   subsequent
              stockholders' meeting; and

          o   any reports filed under Section 15(d) of the Exchange Act.

         You should rely only on information contained or incorporated by reference in this prospectus. We have not, and MLPF&S has not, authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not, and MLPF&S is not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted.

         You should assume that the information appearing in this prospectus is accurate as of the date of this prospectus only. Our business, financial condition and results of operations may have changed since that date.

         You may request a copy of any filings referred to above (excluding exhibits), at no cost, by contacting us at the following address: Mr. Lawrence
M. Egan, Jr., Corporate Secretary's Office, Merrill Lynch & Co., Inc., 100 Church Street, New York, New York 10080-6512, Telephone: (212) 602-8435.

                              PLAN OF DISTRIBUTION

         This prospectus has been prepared in connection with secondary sales of the ProGroS Securities and is to be used by MLPF&S when making offers and sales related to market-making transactions in the ProGroS Securities.

         MLPF&S  may  act  as   principal   or  agent  in  these   market-making
transactions.

         The ProGroS Securities may be offered on the AMEX or off the exchange in negotiated transactions or otherwise.

         The distribution of the ProGroS Securities will conform to the requirements set forth in the applicable sections of Rule 2720 of the Conduct Rules of the NASD.

                                     EXPERTS

         The consolidated financial statements and the related financial statement schedule incorporated in this prospectus by reference from the Annual Report on Form 10-K of Merrill Lynch & Co., Inc. and subsidiaries have been audited by Deloitte & Touche LLP, independent auditors, as stated in their reports (which express an unqualified opinion and which report on the consolidated financial statements includes an explanatory paragraph for the change in accounting method for certain internal-use software development costs), which are incorporated herein by reference, and have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

         With respect to unaudited interim financial information for the periods included in the Quarterly Reports on Form 10-Q which are incorporated herein by reference, Deloitte & Touche LLP have applied limited procedures in accordance with professional standards for a review of such information. However, as stated in their reports included in such Quarterly Reports on Form 10-Q and incorporated by reference herein, they did not audit and they do not express an opinion on such interim financial information. Accordingly, the degree of reliance on their reports on such information should be restricted in light of the limited nature of the review procedures applied. Deloitte & Touche LLP is not subject to the liability provisions of Section 11 of the Securities Act for any such report on unaudited interim financial information because any such report is not a "report" or a "part" of the Registration Statement prepared or certified by an accountant within the meaning of Sections 7 and 11 of the Securities Act.